Exhibit 3.2

EQT INFRASTRUCTURE COMPANY LLC

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF JUNE 20, 2024

LIMITED LIABILITY COMPANY AGREEMENT

OF

EQT INFRASTRUCTURE COMPANY LLC

This Limited Liability Company Agreement, dated as of June 20, 2024 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), of EQT Infrastructure Company LLC (the “Company”) is entered into by its sole member, EQT Holdings AB (the “Sole Member”), as a Class Q Member (as defined herein).

WHEREAS, the Company was formed under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended (the “Act”), pursuant to the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware on June 20, 2024 (the “Certificate of Formation”); and

WHEREAS, in connection therewith, the Sole Member wishes to enter into this Agreement as of the date hereof.

NOW, THEREFORE, the Sole Member does hereby agree as follows:

1. Name. The name of the Company is EQT Infrastructure Company LLC or such other name as the Sole Member may from time to time hereafter designate.

2. Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth therefor in Section 18-101 of the Act. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Class Q Member” means the Sole Member, in its capacity as a holder of Class Q Shares, and includes any person or entity admitted as an additional member of the Company holding Class Q Shares or a substitute member of the Company holding Class Q Shares pursuant to the provisions of this Agreement, in each case in such person or entity’s capacity as a member of the Company holding Class Q Shares as reflected in the books and records of the Company and for so long as such person or entity continues to hold Class Q Shares.

“Class Q Shares” means the class of Interests designated as Class Q Shares.

“Contribution Agreement” means that certain Contribution Agreement, dated as of the date thereof, between the Company and the Sole Member, pursuant to which, inter alia, the Sole Member makes a capital contribution to the Company and the Company issues 40 Class Q Shares to the Sole Member.

“Expense Limitation and Reimbursement Agreement” means that certain Expense Limitation and Reimbursement Agreement between the Company and EQT Partners Inc.

“Interest” means, with respect to a member of the Company, including the Sole Member, such member’s limited liability company interest (within the meaning of Section 18-101(10) of the Act) in the Company and all other rights provided hereunder or the Act with respect to such Interests. Initially, the Class Q Shares shall be the only Interests issued by the Company.

3. Purpose and Powers.

(a) The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

(b) In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do any and all things and engage in any and all activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and shall have and may exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

4. Registered Office and Agent. The registered office of the Company in the State of Delaware is located at c/o Capitol Services, Inc., 108 Lakeland Ave., Dover, Kent County, Delaware, 19901. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Capitol Services, Inc., 108 Lakeland Ave., Dover, Kent County, Delaware, 19901. The registered agent or office of the Company may be changed, from time to time, by an amendment to the Certificate of Formation.

5. Members; Contribution Agreement and Class Shares.

(a) The name and business address of the Sole Member, and the number of Class Q Shares held by the Sole Member, as of the date hereof is set forth on Schedule A hereto. The Sole Member is admitted to the Company as a member of the Company and as the sole Class Q Member, upon its execution of this Agreement. As of the date hereof, the Sole Member holds all of the issued and outstanding Class Q Shares. One or more additional members of the Company may be admitted to the Company, and Class Q Shares issued to such additional members, with the written consent of the Sole Member. The number of authorized Class Q Shares shall be unlimited. Except as specifically provided in this Agreement, the members of the Company shall have no power or authority to act for or on behalf of, or to bind, the Company.

(b) The Company is hereby authorized to execute, deliver and perform, and the Sole Member and any Officer or Director, acting alone, on behalf of the Company is hereby authorized to execute and deliver (i) the Contribution Agreement, (ii) the Expense Limitation and Reimbursement Agreement and (iii) all documents, agreements, or certificates contemplated thereby or related thereto, and any amendments or restatements thereto, all without any further act, vote or approval of the Board or any other person or entity notwithstanding any other provision of this Agreement, with such changes thereto as the person executing such documents, agreements, or certificates shall approve, such execution to be conclusive evidence of such approval and of the authority therefor hereunder.

(c) As of the date hereof, pursuant to the Contribution Agreement, the Sole Member has made a capital contribution to the Company in the amount set forth in the Contribution Agreement in exchange for the Company’s issuance to the Sole Member of 40 Class Q Shares.

6. Board of Directors. Except as otherwise expressly provided in this Agreement, the business and affairs of the Company will be managed by a board (the “Board”) of directors (each, a “Director”). The Board has the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described in this Agreement, including all powers, statutory or otherwise, possessed by managers of a Delaware limited liability company formed under the Act and not expressly modified by this Agreement. Each Director shall be a “manager” of the Company within the meaning of the Act. Class Q Members holding a majority of the outstanding Class Q Shares may determine the size of the entire Board and may designate, remove or replace any Director, with or without cause, at any time. The size of the entire Board and the initial Directors of the Company as of the date of this Agreement are set forth on Schedule B hereto. A meeting of the Board may be called by any Director by notice that is provided to all Directors, and no notice is required with respect to any particular Director if such Director consents in writing (including by e-mail) to a waiver of such notice either before or after the meeting. A majority of the Directors constituting the entire Board who are present in person or by written proxy at the meeting shall constitute a quorum for the transaction of business. Any action by the Board may be taken at a meeting with the approval of a majority of the Directors constituting the entire Board. Any action by the Board may be taken by written consent in lieu of having a meeting if (i) all Directors receive notice of the action to be taken by written consent in lieu of a meeting and (ii) a majority of the Directors constituting the entire Board consents to the action in writing (including by e-mail or other electronic transmission).

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member, Director, Officer, employee, advisor, agent or representative of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, Director, Officer, employee, advisor, agent or representative of the Company.

8. Term. The term of the Company commenced on the date of filing of the Certificate of Formation and will continue until the Company is dissolved and its affairs are wound up in accordance with Section 12 of this Agreement and the Certificate of Formation is canceled in the manner required by the Act.

9. Capital Contributions. The Sole Member has made the capital contribution to the Company contemplated by the Contribution Agreement and may, but is not obligated to, make additional capital contributions to the Company from time to time, as it shall determine in its sole and absolute discretion, which contributions shall be set forth on the Company’s books and records. The Sole Member may be issued such number of additional Class Q Shares in consideration for any such additional capital contributions as determined by the Sole Member.

10. Assignments of Member Interest. The Sole Member may sell, assign, pledge or otherwise transfer or encumber any or all of its Interest without the approval of the Board or any other person or entity. The transferee of all or any portion of the Interest of the Sole Member pursuant to this Section 10 shall be admitted to the Company as a Class Q Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Sole Member transfers all of its Interest to a single transferee pursuant to this Section 10, the admission of such transferee shall be deemed effective simultaneously with the transfer and such transferee shall become the Sole Member hereunder, and, simultaneously with such admission, the transferor Sole Member shall cease to be a member of the Company and the Company shall continue without dissolution.

11. Distributions. Distributions of cash or other assets of the Company will be made to the Class Q Members at such times and in such amounts as the Sole Member may determine in its sole and absolute discretion. Notwithstanding any provision to the contrary contained in this Agreement, the Company will not make a distribution to any Class Q Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

12. Dissolution.

(a) The Company will be dissolved and its affairs wound up upon the first to occur of the following: (i) the written consent of the Sole Member to dissolve the Company; (ii) the time at which there are no members of the Company, except that the Company will not be dissolved and will not be required to be wound up if a New Member is admitted to the Company in accordance with Section 12(b), effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company (the “Terminating Event”) within ninety (90) calendar days after the occurrence of the Terminating Event, or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) Upon the occurrence of a Terminating Event, the Board may admit to the Company as a member any person or entity, including the personal representative of the last remaining member of the Company or its nominee or designee (any such person or entity admitted, the “New Member”) and such New Member will be so admitted to the Company effective as of such Terminating Event upon such New Member’s execution of an instrument in writing, either before or after the Terminating Event, stating that such New Member is to be so admitted to the Company in accordance with this Section 12, and such New Member agrees in writing to become a party to, and bound by, this Agreement.

(c) Upon the dissolution and winding up of the Company, the assets of the Company will be applied as provided in Section 18-804 of the Act.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

14. Officers.

(a) The Board may designate persons as the Board may deem necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), to be officers (each, an “Officer”) with titles, including, but not limited to, “chairman,” “chief executive officer,” “president,” “vice president,” “chief investment officer,” “chief operating officer,” “chief financial officer,” “treasurer,” “assistant treasurer,” “assistant vice president-taxes,” “general counsel,” “secretary,” “assistant secretary” and “managing director” as and to the extent authorized by this Agreement or the Board. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. The Board may designate, remove or replace any Officer, with or without cause, at any time.

(b) The persons set forth on Schedule C hereto are initially designated to serve as Officers of the Company with the titles set forth on Schedule C hereto.

15. Authorization.

(a) Except to the extent otherwise expressly designated as an action to be taken by the Sole Member but otherwise notwithstanding any provision in this Agreement to the contrary, each Director and, subject to the authorization of the Board, each Officer (such Director or Officer, an “Authorized Person”) is hereby authorized, without the need for any further act, vote or consent of the Sole Member, (i) to cause the Company to perform its obligations under this Agreement and (ii) to take any action on behalf of the Company contemplated by or arising out of this Agreement.

(b) Without limiting the generality of the foregoing, each Authorized Person, acting individually, is hereby authorized and empowered, as an authorized person of the Company within the meaning of the Act, or otherwise:

(i) to execute and deliver and/or file (in the name and on behalf of the Company) any agreement of the Company (including, without limitation, any investment advisory agreements) (and any amendments, restatements, and/or supplements thereof), the Certificate of Formation (and any amendments, restatements and/or supplements thereof) and any other certificates, notices, applications and other documents (and any amendments, restatements, and/or supplements thereof) to be filed with any government or governmental or regulatory body by or on behalf of the Company, including, without limitation, any such documents that may be necessary or advisable for the Company to qualify to do business in a jurisdiction in which the Company desires to do business; and

(ii) to prepare or cause to be prepared, and to sign, execute, and deliver and/or file (in the name and on behalf of the Company): (A) such agreements, instruments, certificates and other documents as may be necessary or desirable in furtherance of the Company’s purposes, (B) any certificates, forms, notices, applications, or other documents to be filed with any government or governmental or regulatory body on behalf of the Company, (C) a registration statement on Form 10 and any amendments thereto pursuant to the Securities and Exchange Act of 1934, as amended, (D) any certificates, forms, notices, applications, and other documents that may be necessary or advisable in connection with any bank account of the Company or any banking facilities or services that may be utilized by the Company and all checks, notes, drafts and other documents of the Company that may be required in connection with any such bank account or any such banking facilities or services, (E) resolutions with respect to any of the foregoing matters, and (F) any amendments, restatements, and/or supplements of any of the foregoing.

The execution of any of the above documents or taking of any of the above actions shall be conclusive evidence of the authority therefor hereunder, and any and all actions previously taken by an Authorized Person in connection with any of the actions contemplated by this Section 15 are approved, adopted, ratified and confirmed in all respects. The authority granted to any person in this Section 15 may be revoked at any time by the Board or the Sole Member.

Notwithstanding anything in this Agreement, the execution, delivery and filing of the Company’s Certificate of Formation with the Secretary of State of the State of Delaware by Josefin Nowén Wirkkala as an authorized person is hereby authorized, approved, confirmed and ratified in all respects as the actions of an authorized person of the Company within the meaning of the Act.

16. Other Business. Any member of the Company, Director, Officer, employee, advisor, agent or representative of the Company or any affiliate of any of the foregoing (each, an “Indemnified Person”) may engage in or possess an interest in other business opportunities or ventures of every kind and description, independently or with others, similar or dissimilar to the business of the Company, and the Company shall have no rights by virtue of this Agreement in and to such independent opportunities or ventures or to the income or profits derived therefrom, and the pursuit of any such opportunity or venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper or a breach of any duty existing at law, in equity or otherwise. No Indemnified Person shall be obligated to present any particular investment opportunity or venture to the Company even if such opportunity or venture is of a character that, if presented to the Company, could be taken by the Company, and any Indemnified Person shall have the right to take for its own account (individually, as a partner or fiduciary, or otherwise) or to recommend to others any such particular investment opportunity or venture.

17. Exculpation; Indemnification.

(a) Exculpation. To the fullest extent permitted by law, an Indemnified Person (including such Indemnified Person’s heirs, executors or administrators) shall not be liable to the Company or any other person or entity bound by this Agreement for any loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit, claim or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such Indemnified Person, or a person for whom such Indemnified Person was the legal representative, is or was a member of the Company (including without limitation, the Sole Member or a Class Q Member) or a director, officer, partner, trustee, manager, member, employee or agent of such member (including without limitation, the Sole Member or a Class Q Member) or the Company or, while a director, officer, partner, trustee, manager, member, employee or agent of a member of the Company (including without limitation, the Sole Member or a Class Q Member) or the Company; provided that such Indemnified Person shall not be entitled to exculpation hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. A director, officer, partner, trustee, manager, member, employee or agent of a wholly-owned subsidiary of the Company or any other corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise or person designated from time to time by the Company (a “Subsidiary Person”) will be deemed to be an Indemnified Person serving at the request of the Company as a director, officer, partner, trustee, manager, member, employee or agent of such subsidiary or another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise or person (an “Other Company”) for purposes of this Section 17 (regardless of whether such person is or was a director, officer, partner, trustee, manager, member, employee or agent of the Company), and such Subsidiary Person shall be exculpated in accordance with this Section 17; provided that such person shall not be entitled to exculpation hereunder to the extent (i) such person’s conduct constituted fraud, bad faith or willful misconduct or (ii) such person’s actions or omissions were not made during the course of performing or otherwise in connection with (x) his or her duties as a director, officer, partner, trustee, manager, member, employee or agent of such Other Company or (y) a request made by such Other Company.

(b) Indemnification. To the fullest extent permitted by law, the Company shall indemnify any Indemnified Person (including such Indemnified Person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such Indemnified Person, or a person for whom such Indemnified Person was the legal representative, is or was a member of the Company (including without limitation, the Sole Member or a Class Q Member) or a director, officer, partner, trustee, manager, member, employee or agent of such member (including without limitation, the Sole Member or a Class Q Member) or the Company from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnified Person in connection with such action, suit, claim or proceeding, including appeals; provided that such Indemnified Person shall not be entitled to indemnification hereunder only to the extent such person’s conduct constituted fraud, bad faith or willful misconduct. A Subsidiary Person will be deemed to be an Indemnified Person serving at the request of the Company as a director, officer, partner, trustee, manager, member, employee or agent of an Other Company for purposes of this Section 17 (regardless of whether such person is or was a director, officer, partner, trustee, manager, member, employee or agent of the Company), and the Company shall indemnify such Subsidiary Person in accordance with this Section 17; provided that such person shall not be entitled to indemnification hereunder to the extent (i) such person’s conduct constituted fraud, bad faith or willful misconduct or (ii) such person’s actions or omissions were not made during the course of performing or otherwise in connection with (x) his or her duties as a director, officer, partner, trustee, manager, member, employee or agent of such Other Company or (y) a request made by such Other Company. Notwithstanding the foregoing two sentences, except as otherwise provided in Section 17(d), the Company shall be required to indemnify a person described in the foregoing two sentences in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by the Board or, in the case of a Subsidiary Person, such Other Company or the Board.

(c) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 17(b) in appearing at, participating in or defending any action, suit, claim or proceeding in advance of the final disposition of such action, suit, claim or proceeding, including appeals, upon presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 17 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 17(d), the Company shall be required to pay expenses of a person described in such sentence in connection with any action, suit, claim or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit, claim or proceeding (or part thereof) by such person was authorized by the Board or, in the case of a Subsidiary Person, such Other Company or the Board.

(d) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit, claim or proceeding) or advancement of expenses under this Section 17 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 17(b) has been received by the Company, such person may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses.

(e) Insurance. To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 17(b) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 17 or otherwise.

(f) Enforcement of Rights. The provisions of this Section 17 shall be applicable to all actions, claims, suits or proceedings made or commenced on or after the date of this Agreement, whether arising from acts or omissions to act occurring on, before or after its adoption. The provisions of this Section 17 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 17 (or legal representative thereof) who serves in such capacity at any time while this Section 17 and the relevant provisions of applicable law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit, claim or proceeding then or theretofore existing, or any action, suit, claim or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 17 shall be found to be invalid or limited in application by reason of any law, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 17 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement, insurance or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 17 shall be made to the fullest extent permitted by law.

(g) Benefit Plans. For purposes of this Section 17, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, manager, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, manager, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(h) Non-Exclusivity. This Section 17 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 17(b).

18. Exclusive Jurisdiction. Each member of the Company (including the Sole Member and each Class Q Member), any other person or entity holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise) and every other person bound by the Agreement, to the fullest extent permitted by law: (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce (A) the provisions of this Agreement, (B) the duties, obligations or liabilities of the Company to its members, or of the members or the Board, Directors or Officers to the Company (or to the members of the Company), or among members of the Company, (C) the rights or powers of, or restrictions on, the Company, the members of the Company, Board, Directors or the Officers, (D) any provision of the Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Act relating to the Company (regardless of whether such claims, suits, actions or proceedings (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

19. Third-Party Beneficiaries. Except with respect to Sections 16 and 17 hereof, which are for the benefit of the Indemnified Persons, the terms and provisions of this Agreement are intended solely for the benefit of the Sole Member and its respective successors and assigns, and it is not the intention of the Sole Member to confer third-party beneficiary rights, and nothing herein, express or implied, is intended to or shall confer upon any other person such rights.

20. Separability of Provisions. Each provision of this Agreement is considered separable and if, for any reason, any provision or provisions in this Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

23. Interpretation. Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Sole Member, except that Schedules B and C may be amended from time to time by any Director or Officer on behalf of the Sole Member to reflect the addition, removal or replacement of any Director made by the Sole Member or any Officer made by the Board in accordance with this Agreement, without the execution and delivery by the Sole Member of a written agreement to amend this Agreement.

26. Electronic Signature. For the avoidance of doubt any person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such person and shall bind such person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement, as may be reasonably requested by the Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

SOLE MEMBER:
EQT HOLDINGS AB

By:	/s/ Erik Gunnarsson
Name: Erik Gunnarsson
Title: Director

By:	/s/ Josefin Nowén Wirkkala
Name: Josefin Nowén Wirkkala
Title:	Director

[Signature Page to the Limited Liability Company Agreement of EQT Infrastructure Company LLC]

SCHEDULE A

Sole Member of EQT Infrastructure Company LLC

Sole Member	Address	Number of Class Q Shares Held
EQT Holdings AB	Box 16409, Stockholm, Sweden, 103 27	40

SCHEDULE B

Board of Directors

The entire Board shall consist of the following persons as the Directors of the Company:

Directors

Joseph Turley

Michal Augustyn

SCHEDULE C

Officers

The following persons are Officers of the Company with the titles set forth opposite his/her name:

Officer	Title
Joseph Turley	Co-President
Michal Augustyn	Co-President